EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
The following list identifies only Registrant’s significant subsidiaries as defined in Rule 1-02(w) of Regulation S-X.

	Jurisdiction	Year
Name	of Incorporation	Organized
Altera International, Inc.	Cayman Islands	1997

Altera International Limited	Hong Kong	1997

Altera European Trading Company Limited	Ireland	2004